NOVELIS INC.
FY2027 LONG-TERM INCENTIVE PLAN
HINDALCO RESTRICTED STOCK UNIT GRANT NOTICE
Novelis Inc., a corporation organized under the laws of Canada (the “Company”), pursuant to its FY2027 Long-Term Incentive Plan, as may be amended from time to time (the “Plan”), hereby grants to Participant the number of restricted stock units (“Hindalco RSUs”) set forth below, each of which represents the right to receive a payment in cash equal to the equivalent value of one Hindalco share based on the average of the high and low prices of a Hindalco share as published by the National Stock Exchange on the applicable vesting date. This Award is subject to all of the terms and conditions as set forth in this Hindalco Restricted Stock Unit Grant Notice (this “Notice”), in the corresponding Hindalco Restricted Stock Unit Agreement and the Plan, which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Hindalco Restricted Stock Unit Agreement will have the same definitions as in the Plan or the Hindalco Restricted Stock Unit Agreement. If there is any conflict between the terms in this Notice, Exhibit 1 to this Notice, the corresponding Hindalco Restricted Stock Unit Agreement and the Plan, then such conflict or inconsistency shall be resolved by giving such documents precedence in the following order: Exhibit 1 to this Notice, the corresponding Hindalco Restricted Stock Unit Agreement, and then the Plan.

Participant	###PARTICIPANT_NAME###
Grant Name:	###GRANT_NAME###
Date of Grant:	###GRANT_DATE###
Number of Hindalco RSUs associated with this tranche:	###TOTAL_AWARDS###
Total Number of Hindalco RSUs Granted:	###CF_EE_GRANT_Total Grant###
Capped Value:	###CF_GRANT_Maximum Sale Price###
Type of Grant:    Hindalco Restricted Stock Units
Vesting Schedule:    This Award shall vest pursuant to the schedule set forth in Exhibit 1, which is attached hereto and incorporated herein in its entirety.
Additional Terms/Acknowledgements:    Participant acknowledges receipt of, and understands and agrees to, this Notice, the corresponding Hindalco Restricted Stock Unit Agreement and the Plan. Participant acknowledges and agrees that this Notice and the corresponding Hindalco Restricted Stock Unit Agreement may not be modified, amended or revised except as provided in the Plan. Participant further acknowledges that as of the Date of Grant, this Notice, the corresponding Hindalco Restricted Stock Unit Agreement, and the Plan set forth the entire understanding between Participant and the Company regarding this Hindalco RSU award and supersede all prior oral and written agreements, promises and/or representations on that subject with the exception of the following agreements only. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under this Notice, the Hindalco Restricted Stock Unit Agreement and the Plan.
By accepting these Hindalco RSUs, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
Novelis Inc.

By:    Steven Fisher
Title: President and Chief Executive Officer
Participant:

###REQUIRED_SIGNATURE###

Date:
Attachments: Hindalco Restricted Stock Unit Agreement; FY2027 Long-Term Incentive Plan (as amended from time to time)

Exhibit 1
Vesting Schedule
1.Vesting. Except as otherwise provided in this Exhibit 1, provided that the Participant has not incurred a termination of Service as of the applicable vesting date, the Hindalco RSUs will vest in accordance with the following schedule:

Vesting Date	Percentage of Hindalco RSUs
1st anniversary of June 11, 2026	33 1/3%
2nd anniversary of June 11, 2026	33 1/3%
3rd anniversary of June 11, 2026	33 1/3%

2.Termination of Service.
a.Death or Disability. Subject to Section 2(f) and Section 3 in this Exhibit 1, if the Participant incurs a termination of Service as a result of death or Disability, the unvested Hindalco RSUs will become fully vested as of the time immediately prior to such termination of Service.
b.Retirement. Subject to Section 2(f) and Section 3 in this Exhibit 1, if the Participant incurs a termination of Service as a result of Retirement, the Participant will continue to vest in the unvested Hindalco RSUs on each vesting date following such termination of Service as if Participant’s Service continued through each such date.
For purposes of this Exhibit 1 and the Agreement, Participant shall only be considered to have terminated Service due to “Retirement” if Participant voluntarily terminates active Service after each of the following conditions have been met: (i) Participant attains age 65 year or has a combination of age and years of Service greater than or equal to 65 with a minimum age of 55, and thereafter provides at least six (6) months’ written notice of Participant’s intended retirement; (ii) the Committee (or its delegate) accepts Participant’s intended retirement in writing, subject to successfully fulfilling transition duties and responsibilities and remaining employed until a Retirement date set by the Committee (or its delegate), it being understood that these duties and responsibilities are in addition to Participant’s regular duties and responsibilities, and may require continued employment beyond the end of the six (6) month notice period; and (iii) the Committee (or its delegate) determines that Participant has successfully fulfilled Participant’s transition duties and responsibilities. The Committee (or its delegate) shall, in its sole discretion, (A) decide whether or not to accept Participant’s intended Retirement, (B) set forth in writing the terms of Participant’s transition duties and responsibilities and Participant’s Retirement date and (C) determine whether or not Participant has successfully met such transition duties and responsibilities not later than sixty (60) days after Participant’s date of termination.
c.Termination without Cause or for Good Reason. Subject to Section 2(f) and Section 3 in this Exhibit 1, if Participant’s Service is terminated by a Company Group Employer without Cause or by Participant for Good Reason, on the next vesting date Participant will vest in the number of Hindalco RSUs subject to vesting on that vesting date, pro-rated through the date of termination determined by multiplying such number of Hindalco RSUs by a fraction, (i) the numerator of which is the number of full months from the immediately preceding vesting date (or the Date of Grant if no vesting date has occurred) through the date of termination and (ii) the denominator is the number of full months from the immediately preceding vesting date (or the Date of Grant if no vesting date has occurred). Notwithstanding the foregoing, if the Participant has attained age 65 or has a combination of age and years of Service greater than or equal to 65 with a minimum age of 55 at the time the Participant’s Service is terminated pursuant to this Section 2(c), the Participant’s Hindalco RSUs shall vest at the greater of the vesting treatment provided in Section 2(b) in this Exhibit 1 and this Section 2(c). All unvested Hindalco RSUs that do not become vested pursuant to this Section 2(c) will be forfeited.
d.Change in Control. Subject to Section 2(f) and Section 3 in this Exhibit 1:
i.If a Change in Control occurs and the successor or purchaser in the Change in Control has assumed the Company’s obligations with respect to the Hindalco RSUs or provided a substitute award and within 12 months following the occurrence of the Change in Control, the Participant’s Service is terminated by the Company without Cause or by Participant for Good Reason, the unvested Hindalco RSUs will become fully vested as of the time immediately prior to such termination of Service.
ii.If a Change in Control occurs and the successor or purchaser in the Change in Control has not assumed the Company’s obligations with respect to the Hindalco RSUs nor provided a substitute award, the unvested Hindalco RSUs will become fully vested as of the time immediately prior to the Change in Control.
e.Intercompany Transfer. If a Participant’s Service with the Company is transferred outside of the Company such that the Participant becomes an Employee at another Company Group Employer, the Participant will continue to vest in the unvested Hindalco RSUs on each vesting date following such transfer; provided, that the Participant remains an Employee of the applicable Company Group Employer through each such vesting date.
f.Voluntary Termination. If the Participant’s Service is terminated as a result of the Participant’s voluntary resignation, all unvested Hindalco RSUs will be forfeited for no consideration as of the date of termination. For the avoidance of doubt, all vested Hindalco RSUs as of the Participation’s date of termination shall remain vested.
g.Termination for Cause; Breach of Restrictive Covenants. If (i) the Participant’s Service is terminated by a Company Group Employer for Cause or (ii) if applicable, the Participant breaches their Restrictive Covenant Agreement (whether prior to or after the termination of the Participant’s Service), all unvested Hindalco RSUs will be forfeited for no consideration as of the date of termination or breach (as applicable).
3.Release. The receipt of a payment with respect to the Hindalco RSUs that are eligible to vest pursuant to Section 2(a), (b), (c), (d) and (e) in this Exhibit 1 shall be subject to the execution and nonrevocation of a general release of claims in favor of the Company, in a form reasonably satisfactory to the Company.

Attachment 1
Hindalco Restricted Stock Unit Agreement
NOVELIS INC.
FY2027 LONG-TERM INCENTIVE PLAN
HINDALCO RESTRICTED STOCK UNIT AGREEMENT
Pursuant to your Restricted Stock Unit Grant Notice (“Grant Notice”) and this Hindalco Restricted Stock Unit Agreement (this “Agreement”), Novelis Inc., a corporation organized under the laws of Canada (the “Company”) has granted you the number of Hindalco RSUs under its FY2027 Long-Term Incentive Plan (the “Plan”) indicated in your Grant Notice, each of which represents the right to receive a payment in cash equal to the equivalent value of one Hindalco share based on the average of the high and low prices of a Hindalco share as published by the National Stock Exchange on the applicable vesting date. The Hindalco RSUs are granted to you effective as of the date of grant set forth in the Grant Notice (the “Date of Grant”). If there is any conflict between the terms in the Grant Notice, Exhibit 1 to the Grant Notice, this Agreement and the Plan, then such conflict shall be resolved by giving such documents precedence in the following order: Exhibit 1 to the Grant Notice, this Agreement, and then the Plan. Capitalized terms not explicitly defined in this Agreement or in the Grant Notice but defined in the Plan will have the same meanings as in the Plan.
The details of the Hindalco RSUs, in addition to those set forth in the Grant Notice and the Plan, are as follows:
1.Vesting; No Stockholder Rights
The Hindalco RSUs will vest as provided in your Grant Notice. Vesting will cease upon the termination of your Service with the Company, its Parent or any of its Subsidiaries, except as may be provided otherwise in the Vesting Schedule in Exhibit 1 to your Grant Notice or in an employment or other written agreement between you and the Company.
You will not be deemed to be the holder of, or have any of the rights of a stockholder of Hindalco or Novelis with respect to, any Hindalco RSUs.
2.Number of Hindalco RSUs
The number of Hindalco RSUs is set forth in your Grant Notice and will be adjusted in the event of changes in capital structure and similar events of Hindalco as provided in Section 9 of the Plan.
3.Settlement
Subject to Section 7, each Hindalco RSU will be settled by payment in cash to you equal to the equivalent value of one Hindalco share based on the average of the high and low prices of a Hindalco share on the vesting date as published by the National Stock Exchange (or if the vesting date falls on a date the National Stock Exchange is closed, the average of the high and low prices of a Hindalco share on the following date the National Stock Exchange was open) as soon as administratively practicable within ninety (90) days following the vesting date (but in no event later than 15th day of the third month following the end of the calendar year of the applicable vesting date). Notwithstanding the foregoing, if you are a “specified employee” (within the meaning of Section 409A) on the date of your termination of Service as a result of Retirement, you will have payment under this Section 3 delayed to the date that is the first day of the seventh month following your date of termination, to the extent required by Section 409A.

4.Transferability
The Hindalco RSUs are not assignable or transferable, except by will or by the laws of descent and distribution. Without limiting the generality of the foregoing, the Hindalco RSUs may not be sold, assigned, transferred or otherwise disposed of, or pledged or hypothecated in any manner (whether by operation of law or otherwise), and shall not be subject to execution, attachment or other process. Any assignment, transfer, sale, pledge, hypothecation or other disposition of the Hindalco RSUs or any attempt to make any such levy of execution, attachment or other process will cause the Hindalco RSUs to terminate immediately.
5.RSUs not a Service Contract
The Hindalco RSUs are not an employment or service contract, and nothing in the Hindalco RSUs will be deemed to create in any way whatsoever any obligation on your part to continue in the employ or service of the Company or an affiliate, or of the Company or an affiliate to continue your Service. In addition, nothing in the Hindalco RSUs will obligate the Company or an affiliate, their respective stockholders, boards of directors, officers or employees to continue any relationship that you might have as a member of the Company’s Board or a consultant for the Company or an affiliate.
6.Withholding Obligations
(a)At the time when the Hindalco RSUs vest, in whole or in part, and at any time thereafter as requested by the Committee, you hereby agree to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an affiliate, if any, which arise in connection with such vesting and settlement of the Hindalco RSUs. The Committee may (but is not required to), to the extent permitted by law, deduct any such tax and other withholding amounts from any payment of any kind otherwise due to you from the Company, its Parent or any subsidiary of the Company.
(b)The Committee and the Company assume no responsibility for individual income taxes, penalties or interest related to grant, vesting or payment in respect of any Hindalco RSU. Neither the Committee, the Company nor any affiliate makes any representation or undertaking regarding the treatment of any tax withholding in connection with the grant, vesting or settlement of the Hindalco RSUs. You should consult with your personal tax advisor regarding the tax ramifications, if any, which result from receipt of the Hindalco RSUs. You acknowledge that the Company may be required to withhold federal, state and/or local taxes in connection with the vesting and/or payment in respect of the RSUs. No Hindalco RSUs will vest or be settled unless the tax withholding obligations of the Company and/or any affiliate are satisfied.
7.Section 409A; Tax Consequences
It is the Company’s intent that payments under this Agreement and Grant Notice shall be exempt from Section 409A to the extent applicable, and that this Agreement be administered accordingly. Notwithstanding anything to the contrary contained in this Agreement, the Grant Notice or any employment agreement you have entered into with the Company, to the extent that any payment or benefit under this Agreement is determined by the Company to constitute “nonqualified deferred compensation” subject to Section 409A and is payable to you by reason of termination of your employment, then (a) such payment or benefit shall be made or provided to you only upon a “separation from service” (as defined in Section 409A) from the Company and (b) if you are a “specified employee” (within the meaning of Section 409A and as determined by the Company), such payment or benefit shall not be made or provided before the date that is six months after the date of your separation from service from the Company (or your earlier death).

Each payment under this Agreement shall be treated as a separate payment under Section 409A. You hereby agree that the Committee and the Company do not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You will not make any claim against the Committee, the Company, or any of its officers, directors, employees or affiliates related to tax liabilities arising from the Hindalco RSUs or your other compensation.
8.Notices
Any notices provided for in the Agreement or the Plan will be given in writing and will be deemed effectively given upon receipt. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and these Hindalco RSUs by electronic means or to request your consent to participate in the Plan by electronic means. By accepting these Hindalco RSUs, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
9.Agreement Summaries
In the event that the Company provides you (or anyone acting on your behalf) with summary or other information concerning, including or otherwise relating to your rights or benefits under this Agreement (including, without limitation, the Hindalco RSUs and any vesting thereof), such summary or other information shall in all cases be qualified in its entirety by Exhibit 1 to your Grant Notice, the Grant Notice, this Agreement and the Plan and, unless it explicitly states otherwise and is signed by an officer of the Company, shall not constitute an amendment or other modification hereto.
10.Acknowledgements
You understand, acknowledge, agree and hereby stipulate that: (a) you are executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else; (b) the Hindalco RSUs are intended to be consideration in exchange for the promises and covenants set forth in this Agreement; (c) you have carefully read, considered and understand all of the provisions of this Agreement and the Company’s policies reflected in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged; (d) you have asked any questions needed for you to understand the terms, consequences and binding effect of this Agreement and you fully understand them; (e) you were provided an opportunity to seek the advice of an attorney and/or a tax professional of your choice before accepting this award of Hindalco RSUs and (f) the obligations and restrictions set forth in this Agreement are fair and reasonable.
11.Clawback
This Hindalco RSU shall be subject to any compensation recoupment policy of the Company that is applicable by its terms to you and to awards of this type.